Exhibit 99



                                   [REX LOGO]


NEWS ANNOUNCEMENT                                 FOR IMMEDIATE RELEASE

For further information contact:
Douglas Bruggeman                                 Joseph N. Jaffoni
Chief Financial Officer                           Jaffoni & Collins Incorporated
937/276-3931                                      212/835-8500 or rsc@jcir.com


               REX STORES PROVIDES $50.8 MILLION FOR 74% INTEREST
                     IN ILLINOIS ETHANOL PRODUCTION FACILITY

Dayton, Ohio (October 31, 2007) -- REX Stores Corporation (NYSE:RSC) announced today that it has provided funding of $50.8 million in One Earth Energy, LLC ("One Earth") as One Earth has met all conditions precedent, including obtaining financing for REX to proceed with its investment. First National Bank of Omaha, N.A., will provide senior debt financing to One Earth.

On June 18, REX reported that it had entered into a contingent agreement to invest between $35.1 million and $62.4 million in One Earth. REX's $50.8 million funding provides REX with an approximate 74% equity ownership interest in One Earth.

One Earth has signed a design/build agreement with Fagen, Inc., an engineering firm focused on ethanol, and has commenced construction of the Gibson City, Illinois facility. The plant has a design capacity of 100 million gallons of ethanol annually.

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as "may," "expect," "believe," "estimate," "anticipate" or "continue" or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company's filings with the Securities and Exchange Commission and among other things: the highly competitive nature of the consumer electronics retailing industry, changes in the national or regional economies, weather, the effects of terrorism or acts of war on consumer spending patterns, the availability of certain products, technological changes, new regulatory restrictions or tax law changes relating to the Company's synthetic fuel investments, the fluctuating amount of quarterly payments received by the Company with respect to sales of its partnership interest in a synthetic fuel investment, the potential for Section 29/45K tax credits to phase out based on the price of crude oil adjusted for inflation, and the uncertain amount of synthetic fuel production and resulting income received from time to time from the Company's synthetic fuel investments. As it relates to ethanol investments, risks and uncertainties include among other things: the uncertainty of constructing plants on time and on budget and the volatility of corn, dried distiller grains, ethanol, gasoline and natural gas prices.

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